EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-191962 on Form S-3 of our reports dated February 1, 2013, relating to the financial statements and financial statement schedules of Dice Holdings, Inc. and the effectiveness of Dice Holdings Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dice Holdings, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
December 13, 2013